STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILE0 09:00 AM 04/12/1996
960106379 - 2613420

CERTIFICATE OF TRUST

OF

THE ROYCE FUND

This Certificate of Trust (“Certificate”) is filed in accordance with the provisions of the Delaware Business-Trust Act (12 Del. Code Ann. Tit. 12 Section 3801, et seg.) and sets forth the following:

1. The name of the trust is: The Royce Fund (the “Trust”).

2. The business address of the registered office of the Trust and of the registered agent of the Trust for service of process on the Trust is:

The Prentice-Hall Corporation System, Inc.
1013 Centre Road
New Castle County
Wilmington, Delaware 19805

3  This Certificate is effective upon filing.

4. The Trust is a Delaware business trust and is registered under the Investment Company Act of 1940. Notice is hereby given that the Trust may consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

IN WITNESS WHEREOF, the undersigned, being the initial Trustees, have executed this Certificate on this 12th day of April, 1996.

/s/ CHARLES M. ROYCE

Charles M. Royce, as
Trustee and not individually

/s/ THOMAS R. EBRIGHT

Thomas R. Ebright, as
Trustee and not individually

Address: 1414 Avenue of the Americas
New York, NY 10019